LIONBRIDGE ANNOUNCES DEFINITIVE AGREEMENT TO ACQUIRE CROWDSOURCING PROVIDER VIRTUAL SOLUTIONS,
INC.

Leading Cloud-based Secure Task Management Platform Complements Lionbridge’s Enterprise
Crowdsourcing Offering to Provide a Complete Global Private Crowd Solution

WALTHAM, Mass. — November 27, 2012 — Lionbridge Technologies, Inc. (Nasdaq: LIOX) today announced that it has signed a definitive agreement to acquire Virtual Solutions, Inc., a privately-held provider of crowdsourcing solutions to state and local governments. The addition of Virtual Solutions enables Lionbridge to address growing demand for secure, technology-enabled enterprise crowdsourcing solutions that leverage a pre-qualified global talent pool or “private crowd” and a highly-secure technology platform to manage and complete business projects.

As one of the original enterprise crowdsourcing companies, Lionbridge has more than a decade of expertise in managing a virtual network of professionals across more than 100 countries, from globally broad communities to geographically narrow teams. By adding Virtual Solutions’ proven platform for task management, Lionbridge will provide clients with a complete, technology-enabled enterprise crowdsourcing solution that assembles the right combination of cost, capability and skill for any project, from simple data entry to complex data processing.

“The cloud has fundamentally changed the nature of work and disrupted conventional BPO and staffing models,” said Rory Cowan, CEO of Lionbridge. “Organizations across industries are increasingly turning to enterprise crowdsourcing as a proven business solution that offers significant cost advantages, greater flexibility and faster access to a larger pool of globally distributed qualified resources. We will leverage Virtual Solutions’ unique skills in the area of government services and their highly secure task management platform to broaden our crowdsourcing capabilities into new markets and new applications as we accelerate our growth in 2013 and beyond.”

Virtual Solutions provides its clients with a secure, highly-scalable technology-enabled workforce that is available on demand. The Company’s award winning vcapture solution is used by state and local governments throughout the US to effectively manage and deliver labor-intensive tasks at scale, such as data entry and content creation in a highly-secure platform.

“Becoming part of Lionbridge enables Virtual Solutions to extend our market-leading platform to more than 800 world-leading organizations that rely on Lionbridge to address their global content and technology needs,” said Robert J. Robinson, CEO of Virtual Solutions. “Global crowdsourcing is gaining adoption across industries. Together we will capitalize on this opportunity and drive new value for our clients.”

Experts agree that crowdsourcing is emerging as a powerful delivery model for large enterprises.  Crowdsourcing.org via its research arm, Massolution, an advisory, data and research firm specializing in the design and implementation of enterprise crowdsourcing and crowdfunding models, recently published a report, “Enterprise Crowdsourcing: Market, Provider and Worker Trends”. The study revealed that enterprise crowdsourcing continues to demonstrate aggressive and accelerating growth as crowdsourcing models are adopted more broadly by large enterprises.

“With increased proliferation of highly scalable cloud based technologies, we are observing the increasing democratization of labor into the cloud” said Carl Esposti, CEO of Massolution and founder of Crowdsourcing.org. “Leading enterprise crowdsourcing providers such as Lionbridge are driving this transformation, disrupting traditional captive labor based models via specialized platforms that provide on-demand access to cloud based labor and expertise.”

Lionbridge expects to acquire Virtual Solutions, Inc. for a total estimated purchase consideration consisting of $3.6 million to be paid upon closing using Lionbridge’s existing cash resources, $1.0 million of deferred cash consideration, and a $3.0 million earn-out potential payable in cash over the course of three years, subject to the attainment of certain annual revenue metrics.

The Company expects the acquisition to contribute modestly to earnings in 2013 including minimal acquisition and integration costs.

About Lionbridge
As the world’s largest enterprise crowdsourcing company, Lionbridge enables more than 800 world-leading brands to increase international market share, speed adoption of products and effectively engage their customers in local markets worldwide. Using our proprietary cloud technology platforms and our global crowd of more than 100,000 professional cloud workers we provide translation, online marketing, content management and application testing solutions that ensure global consistency and local relevance across all touch points of the customer lifecycle. Based in Waltham, Mass., Lionbridge maintains solution centers in 26 countries. To learn more, visit http://www.lionbridge.com.

Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties, including expectations for accretion, revenue and earnings related to the acquisition of Virtual Solutions for 2013. Lionbridge’s actual experiences, actions, financial and operating results may differ materially from those discussed in the forward-looking statements. Factors that might cause such a difference include the termination of customer contracts prior to the end of their term; integration expense; Lionbridge’s dependence on clients’ product releases and production schedules to generate revenues; the loss of a major client or customer; the size, timing and recognition of revenue from major clients; customer delays or postponements of services; risks associated with management of growth, transition and integration; the failure to keep pace with the rapidly changing requirements of its clients; Lionbridge’s ability to attract and retain key personnel; costs associated with and consequential to the acquisition and integration of Virtual Solutions and benefits realized from the acquisition; risks associated with competition and competitive pricing pressures; and Lionbridge’s ability to forecast revenue and operating results. For a more detailed description of the risk factors associated with Lionbridge, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and subsequent filings with the SEC (copies of which may be accessed through the SEC’s website at http://www.sec.gov).

Contacts:
Sara Buda
Lionbridge Technologies
sara.buda@lionbridge.com
+1-781-434-6190